Exhibit 99.1
For Immediate Release

NAUTILUS, INC. ANNOUNCES CONTINUED POSITIVE MOMENTUM IN
OPERATING RESULTS FOR THE SECOND QUARTER OF 2011

VANCOUVER, WASHINGTON, August 8, 2011 - Nautilus, Inc. (NYSE: NLS) reported today its unaudited operating results for the second quarter ended June 30, 2011. All information regarding the Company's operating results, unless otherwise noted, pertains to its continuing operations, which include the Direct and Retail fitness segments. The Company's former commercial fitness business is reported as a discontinued operation.

Net sales for the second quarter ended June 30, 2011 rose 13.3% to $34.7 million, as compared to net sales of $30.6 million for the same quarter in 2010. For the six months ended June 30, 2011, net sales totaled $83.0 million, an increase of 8.8%, or $6.7 million, over net sales of $76.3 million for the same period in 2010.

Loss from continuing operations was $2.2 million for the second quarter ended June 30, 2011, an improvement of 68.6%, or $4.8 million, over loss from continuing operations of $7.0 million for the same quarter in 2010. Diluted loss per share from continuing operations for the second quarter of 2011 was $(0.07), compared to $(0.23) for the same quarter a year ago. The significant reduction in loss from continuing operations was primarily due to a 14.9% reduction in operating expenses achieved through more effective advertising expenditures, as well as higher sales and the associated gross margin. Selling and marketing expenses for the 2011 second quarter, as a percent of net sales, declined to 35.2% from 47.8% for the comparable 2010 period.

Bruce M. Cazenave, Chief Executive Officer, stated, "Our management team is pleased with this quarter's marked improvement in operating results during our most seasonally challenging quarter. We continue to see improvement on a number of key internal metrics, such as credit approval rates, media efficiency and operating leverage. After just two months with Nautilus, I am encouraged with our prospects and have confidence in our ability to continue building on the positive momentum we have established."

The Company reported a net loss of $3.3 million for the second quarter ended June 30, 2011, an improvement of 69.5%, or $7.4 million, over net loss of $10.7 million for the second quarter of 2010. Diluted net loss per share for the second quarter of 2011 was $(0.11), as compared to diluted net loss per share of $(0.35) for the same quarter a year ago. Net loss for the 2011 second quarter included a loss from discontinued operation of $1.1 million, or $(0.04) per diluted share, compared to a loss of $3.7 million, or $(0.12) per diluted share, for the 2010 second quarter, as the Company completed the divestiture of its former commercial business in April 2011.

For the six months ended June 30, 2011, loss from continuing operations was $1.1 million, an improvement of 88.5%, or $8.3 million, over loss from continuing operations of $9.4 million for the same period in 2010. Diluted loss per share from continuing operations for the first six months of 2011 was $(0.03), compared to $(0.30) for the same period a year ago.

Net loss of $1.7 million for the six months ended June 30, 2011 represented an improvement of 91.0%, or $16.8 million, over net loss of $18.5 million for the same period a year ago. Diluted net loss per share for the first six months of 2011 was $(0.05), as compared to diluted net loss per share of $(0.60) for the same period a year ago. Net loss for the first six months of 2011 included a loss from discontinued operation of $0.6 million, or $(0.02) per diluted share, compared to a loss of $9.1 million, or $(0.30) per diluted share, for the same period in 2010.

The following summary contains information from our unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2011 and 2010:

Results of Operations	Three months ended June 30,		Six months ended June 30,
(Unaudited and in thousands, except per share amounts)	2011	2010	2011	2010
Net sales	$34,724	$30,642	$83,025	$76,286
Cost of sales	20,181	17,173	46,395	39,852
Gross margin	14,543	13,469	36,630	36,434
Operating expenses:
Selling and marketing	12,219	14,645	27,084	33,588
General and administrative	4,277	4,794	8,969	9,953
Research and development	724	788	1,477	1,591
Total operating expenses	17,220	20,227	37,530	45,132
Operating loss	(2,677)	(6,758)	(900)	(8,698)
Other expense, net	(52)	(35)	(141)	(48)
Loss from continuing operations before income taxes	(2,729)	(6,793)	(1,041)	(8,746)
Income tax (benefit) expense	(533)	201	34	619
Loss from continuing operations	(2,196)	(6,994)	(1,075)	(9,365)
Loss from discontinued operation	(1,072)	(3,711)	(587)	(9,131)
Net loss	$(3,268)	$(10,705)	$(1,662)	$(18,496)
Loss per share from continuing operations Basic and diluted	$(0.07)	$(0.23)	$(0.03)	$(0.30)
Loss per share from discontinued operation Basic and diluted	$(0.04)	$(0.12)	$(0.02)	$(0.30)
Net loss per share Basic and diluted	$(0.11)	$(0.35)	$(0.05)	$(0.60)
Weighted average shares outstanding Basic and diluted	30,745	30,744	30,745	30,744

The following table presents comparative net sales by segment for the second quarter ended June 30, 2011 and 2010:

Net Sales by Segment	Three months ended June 30,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct business	$22,455	$18,443	$4,012	21.8%
Retail business	11,417	11,820	(403)	(3.4)%
Royalty income	852	379	473	124.8%
	$34,724	$30,642	$4,082	13.3%

Net sales for the Direct segment increased 21.8% for the 2011 second quarter over the comparable period last year. This sales increase was largely driven by continued strong demand for the Company's TreadClimber® products, attributable partly to increased advertising effectiveness and to higher consumer credit approval rates, which rose to 24% in the 2011 second quarter, as compared to 13% for the same period last year.

Net sales in the Retail segment for the 2011 second quarter totaled $11.4 million, which represented a modest decline of $0.4 million, or 3.4%, from a year ago. The seasonally low second quarter sales were also affected by comparatively lower sales of elliptical products in the cardio category, while sales in the strength category rose 18.9% over the comparable 2010 quarter, primarily due to a large shipment to one customer.

The following table presents comparative net sales by segment for the six months ended June 30, 2011 and 2010:

Net Sales by Segment	Six months ended June 30,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct business	$52,709	$46,946	$5,763	12.3%
Retail business	28,380	27,751	629	2.3%
Royalty income	1,936	1,589	347	21.8%
	$83,025	$76,286	$6,739	8.8%

The following table presents comparative operating results by segment for the second quarter ended June 30, 2011 and 2010:

Operating Income (Loss) by Segment	Three months ended June 30,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct business	$(1,022)	$(4,978)	$3,956	79.5%
Retail business	872	1,333	(461)	(34.6)%
Unallocated corporate	(2,527)	(3,113)	586	18.8%
	$(2,677)	$(6,758)	$4,081	60.4%

Second quarter 2011 operating results for the Direct segment improved 79.5%, or $4.0 million, over the same quarter last year primarily due to higher sales and lower advertising expenses, offset in part by higher consumer financing fees. Gross margin percent for the Direct business was 50.0% of net sales for the second quarter of 2011, a decrease of 410 basis points compared to the comparable 2010 period. The decrease in gross margin percent was principally due to a change in product mix, higher product costs and higher freight expense, reflecting increased fuel prices.

Second quarter 2011 operating results for the Retail segment declined $0.5 million from the same quarter a year ago primarily due to lower sales and lower gross margin percent. Gross margin for the Retail business was 21.7% of net sales for the second quarter of 2011, a decrease of 470 basis points compared to the comparable 2010 period, reflecting increased product costs and a change in product mix.

The following table presents comparative operating results by segment for the six months ended June 30, 2011 and 2010:

Operating Income (Loss) by Segment	Six months ended June 30,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct business	$1,178	$(6,514)	$7,692	n.m.
Retail business	3,101	3,593	(492)	(13.7)%
Unallocated corporate	(5,179)	(5,777)	598	10.4%
	$(900)	$(8,698)	$7,798	89.7%

The following summary contains information from our unaudited condensed consolidated balance sheets as of June 30, 2011 and December 31, 2010:

	As of
(Unaudited and in thousands)	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$15,052	$14,296
Trade receivables, net	7,878	19,633
Inventories	12,518	10,347
Prepaids and other current assets	5,448	7,319
Total current assets	40,896	51,595
Property, plant and equipment, net	4,711	3,795
Goodwill	3,000	2,931
Other intangible assets, net	17,743	18,774
Other assets	920	1,272
	$67,270	$78,367
Liabilities and Stockholders' Equity
Current liabilities:
Trade payables	$16,041	$24,535
Accrued liabilities	6,161	7,045
Warranty obligations, current portion	2,950	3,539
Deferred income tax liabilities	1,187	1,160
Total current liabilities	26,339	36,279
Long-term notes payable	5,365	5,141
Warranty obligations, non-current	408	396
Income taxes payable, non-current	3,472	3,210
Deferred income tax liabilities, non-current	1,355	1,008
Other long-term liabilities	1,358	1,534
Stockholders' equity	28,973	30,799
	$67,270	$78,367

Conference Call
Nautilus will host a conference call to discuss the Company's operating results for the second quarter at 4:30 p.m. EDT (1:30 p.m. PDT) on Monday, August 8, 2011. It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 931-1309 in North America, and international listeners may call (212) 231-2931. Participants from the Company will be Bruce M. Cazenave, Chief Executive Officer, Michael D. Mulholland, Chief Financial Officer and William B. McMahon, Senior Vice President - Consumer Business.
A telephonic playback will be available from 6:30 p.m. EDT, August 8, 2011, through 6:30 p.m. EDT, August 22, 2011. Participants can dial (800) 633-8284 in North America, and international participants can dial (402) 977-9140 to hear the playback. The passcode is 21533136 to hear the playback.

About Nautilus, Inc.
Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn Fitness® and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Website: www.nautilusinc.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company's prospects, current or future financial trends or operating results. Factors that could cause Nautilus, Inc.'s actual results to differ materially from these forward-looking statements include our ability to acquire inventory from sole source foreign manufacturers at acceptable costs, within timely delivery schedules and that meet our quality control standards, availability and price of media time consistent with our cost and audience profile parameters, a decline in consumer spending due to unfavorable economic conditions, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the "Risk Factors" set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105

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